Exhibit 5.1

August 31, 2018

Regis Corporation

7201 Metro Boulevard

Edina, MN 55439

To Whom it May Concern:

I am a member of the bar of the State of Minnesota and the General Counsel of Regis Corporation (the “Company”). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 250,000 shares of common stock, $0.05 par value (the “Common Stock”), of the Company, to be issued pursuant to the Regis Corporation Stock Purchase and Matching RSU Program (the “Program”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, I am of the opinion that, when issued and sold in accordance with the terms and conditions of the Program, the shares of Common Stock to be issued under the Plan will be legally issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Amanda P. Rusin
Amanda P. Rusin
Senior Vice President, General Counsel and Secretary